EXCERPTS FROM PRELIMINARY PROSPECTUS SUPPLEMENT
AND ROAD SHOW PRESENTATION

Excerpt from "Prospectus Summary"

In the following excerpts, we refer to the “notes”, the “notes offered hereby”, the “Indenture” and similar references. These terms refer to the senior unsecured debt we are offering for sale and assume the debt will be issued.

Our Competitive Strengths

We believe the following strengths allow us to maintain a competitive advantage in the markets we serve:

Focus on Leisure Traffic from Small and Medium-Sized Cities. We believe small and medium-sized cities represent an under-served market for leisure travel. Prior to the initiation of our service in many of these markets, leisure travelers had few desirable options to reach leisure destinations because existing carriers are generally focused on connecting business customers through their hub-and-spoke networks. Based on published schedules as of September 1, 2016, we are the only carrier offering non-stop service on approximately 82 percent of our 362 routes. We believe our low fare, non-stop service makes it attractive for leisure travelers to purchase airfare and other travel related products from us. Further, our broad and thin network mitigates our exposure to regional variations in the economy and helps insulate us from competitors, as it would be difficult for a competitor to materially impact our business by targeting one city or region. Our routes typically have less than daily service which makes them less attractive to serve efficiently by any other mainline carrier.

Low Operating Costs. Our operating expense per available seat mile (“CASM”) was 7.57¢ for the first half of 2016 compared to 8.64¢ for the first half of 2015, and 8.45¢ for the full year 2015 compared to 10.47¢ for the full year 2014 (excluding a one-time impairment charge in 2014 taken on our six Boeing 757 aircraft, engines and related assets). Excluding the cost of fuel, our operating CASM was 5.73¢ for the first half of 2016 compared to 5.79¢ for the first half of 2015, and 5.81¢ for the full year 2015 compared to 6.13¢ for the full year 2014 (excluding the impairment charge). Our low operating costs allow us to profitably offer our customers lower airfares and are the result of the following:

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Low Aircraft Ownership Costs. We achieve low aircraft ownership costs by purchasing primarily used aircraft with meaningful remaining useful lives at reduced prices. As of September 1, 2016, our operating fleet consisted of 48 MD-80 series aircraft, 31 Airbus A320 series aircraft and four Boeing 757-200 aircraft. We currently have commitments to purchase 34 additional Airbus A320 series aircraft, including 12 newly manufactured Airbus A320s and currently expect that by 2019 our operating fleet will consist exclusively of 99 Airbus A320 series aircraft. Of these aircraft, we expect a substantial majority of them will have been purchased used, thereby maintaining low aircraft ownership costs. Further, we own all of our aircraft which allows us to effectively manage maintenance value, a substantial component of used aircraft values. Our fleet ownership expense (aircraft depreciation plus interest expense on debt secured by aircraft) was $114 thousand per aircraft per month over the last twelve months ending June 30, 2016, which we believe is substantially below market lease rates of newly delivered A320s.

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Highly Productive Workforce. We believe we have one of the most productive workforces in the U.S. airline industry with approximately 38.0 full-time equivalent employees per operating aircraft as of June 30, 2016. Our high level of employee productivity is due to our cost-driven scheduling, fewer unproductive labor work rules, and the effective use of automation and part-time employees. We outsource heavy maintenance, stations and other functions to reliable third-party service providers in an effort to reduce costs.

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Simple Product. We believe offering a simple product is critical to achieving low operating costs. As such, we sell only nonstop flights; we do not code-share or interline with other carriers; we have a single class cabin; we do not overbook our flights; we do not provide cargo or mail services; and we do not offer other perks such as airport lounges.

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Low Distribution Costs. We sell our products directly to our customers through our website which lowers our distribution costs. We do not sell our product through external sales channels, which allows us to avoid the fees charged by travel web sites (such as Expedia, Orbitz or Travelocity) and the traditional global distribution systems (“GDS”) (such as Sabre or Worldspan).

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Cost Effective Airports: Most of the airports we serve are in small cities or are the secondary airport in a major city. These airports give us scheduling flexibility and offer lower costs. These lower costs are driven by less expensive passenger facilities, landing and ground service charges. In addition to inexpensive airport costs, many of the cities we serve provide marketing support which results in lower marketing costs.

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Cost-Driven Schedule. We build our schedule so that our crews and aircraft return to base each night. This allows us to maximize crew efficiency, and more cost-effectively manage maintenance, spare aircraft and spare parts. Additionally, this structure allows us to add or subtract markets served by a base without incremental costs.

Capacity Management. We actively manage our seat capacity to match leisure demand patterns. Our ability to quickly adjust capacity helps us maintain our profitability in the dynamic travel industry. During 2015, our system average block hours per aircraft per day, was 5.9 system block hours. During our peak demand period in March 2016 we averaged 7.1 system block hours per aircraft per day while in September 2015, our lowest month for demand, we averaged 4.2 system block hours per aircraft per day. Because of our low fixed costs, our low unit costs are not dependent on high utilization. This allows us to tailor our capacity to the demand level specific to a market, a season, a day of week, or even a time of day. For example, we concentrate our flights on high demand leisure travel days and fly a smaller portion of our schedule on low demand days such as Tuesdays and Wednesdays.

Innovative Ancillary Revenues. We believe most leisure travelers are concerned primarily with purchasing air travel for the least expensive price. As such, we successfully unbundled the air transportation product by charging fees for services many traditional airlines historically bundled in their product offering. This pricing structure allows us to target travelers who are most concerned with low fare travel while also allowing travelers to customize their experience with us by purchasing only the additional conveniences they value. Our ancillary revenues have grown 126% from 2011 to 2015. Further, our third-party product offerings allow our customers the opportunity to purchase hotel rooms, rental cars, show tickets and other attractions. Ancillary revenue will continue to be a key component in our total average fare as we believe leisure travelers are less sensitive to ancillary fees than the base fare.

Strong Financial Position. On June 30, 2016, we had $434.0 million of unrestricted cash, cash equivalents and investment securities. As adjusted for the Third Quarter Finance Transactions, the notes offered hereby and the use of proceeds therefrom, we will have $714.3 million of unrestricted cash, cash equivalents and investment securities and $911.0 million of total debt, net of related costs (other than costs related to the Third Quarter Finance Transactions and the notes offered hereby), as well as adjusted net debt / EBITDA ratio of 0.4x (net debt being total debt in excess of cash, cash equivalents and investment securities). See "Capitalization". We generated $390.7 million of cash flow from operations over the last twelve months ended June 30, 2016. We have a history of growing profitably and, notwithstanding periods of high fuel prices and the recession of 2008, as of June 30, 2016 we have been consistently profitable and reported our 54th consecutive quarter with both positive pre-tax earnings1 and EBITDA, the only publicly traded U.S passenger airline to have done so during this period. Our strong financial position and discipline regarding use of capital allows us to have greater financial flexibility to grow the business and efficiently and effectively adapt to changing economic conditions.

Proven Management Team. We have a strong management team comprised of experienced and motivated individuals. Our management team is led by Maurice J. Gallagher, Jr., Jude I. Bricker and Scott D. Sheldon. Mr. Gallagher was the president of WestAir Holdings, Inc. and built WestAir into one of the largest regional airlines in the U.S. prior to its sale in 1992 to Mesa Air Group. He was also one of the founders of ValuJet, Inc., which later became AirTran. Mr. Bricker was a former manager at American Airlines and joined Allegiant in 2006 where he quickly advanced into roles of increasing responsibility. Mr. Sheldon joined Allegiant in 2004 and has served as our chief financial officer since 2010.

Our Business Strategy

We intend to consistently grow our profitability by expanding our network to additional small and medium-sized cities while continuing to offer our low-fare air travel and travel related services. The following are key elements of our strategy:

Expand our Customer Base. We plan to continue to focus on leisure travelers in small and medium-sized cities, having grown from 65 cities as of December 31, 2011 to 95 cities as of September 1, 2016. As other carriers have reduced service in our medium-sized cities by providing either limited or no direct service on each route, we have expanded our service to provide many of these cities with non-stop access to our leisure destinations. We intend to continue to add additional flights in the cities we currently serve, expand into more source markets, and add additional destination markets. We believe our addressable market, consisting of connecting small and medium-sized cities to leisure destinations on routes capable of supporting at least twice weekly but less-than-daily service, could be as many as 400 additional routes.

1 Excluding non-cash mark to market hedge adjustments prior to 2008.

Develop New Sources of Revenue. We have identified three key areas where we intend to grow our ancillary revenues:

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Further Unbundling of Traditional Airline Product. By offering a simple base product at an attractive low fare we can drive demand and generate supplemental revenue as customers pay additional fees for conveniences they value. We aim to continue to increase supplemental revenue by providing additional customizable travel options for our customers.

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Expand Our Third-Party Leisure Product Offering. We currently work with many premier leisure companies in our leisure destinations that provide additional products and services which we sell to our customers. As of September 1, 2016, we offer for sale rooms at more than 400 hotel and casino properties. In addition, we have an exclusive agreement through 2020 with Enterprise Holdings, Inc., the parent company of car rental companies Enterprise Rent-A-Car, National Car Rental and Alamo Rent a Car, for the sale of rental cars packaged with air travel. During 2015, we generated revenue from the sale of 1,204,982 rental car days and we generated revenue from the sale of 768,685 rental car days in the first half of 2016. During the third quarter of 2016, we launched our first co-branded credit card product. As this product matures over the next several years, we expect it to have a material impact on third party revenue in 2017 and beyond.

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Leverage Direct Relationships with Our Customers. Approximately 95% (during 2015 and the first half of 2016) of our scheduled service revenue was purchased directly through our website which has allowed us to establish direct contact with our customers. This relationship provides us with additional opportunities to market products and services to each customer at the time of purchase as well as both pre-and post-travel. We intend to continue to market to our existing customers to encourage repeat business. We expect the continuous improvement to our website and other automation enhancements will allow us to create a satisfying user experience and thereby capitalize on customer loyalty.

Focus on Reducing Our Operating Costs even at Low Utilization Levels. We intend to continue to focus on reducing our operating costs to remain one of the most efficient airlines in the world. We have identified four key areas for continued cost improvement:

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Fleet Transition to a Single Fleet Type. We expect to complete a transition to an all Airbus A320 series fleet by the end of 2019. This will allow us to drive greater efficiency with crews, sparing and other operational overhead.

•	Fleet Renewal. We expect that our planned transition to an all Airbus fleet and the retirement of older model aircraft will result in more efficient fuel burn and higher reliability.

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Increased Density. The Airbus A320 series aircraft we expect to introduce to our fleet over the next several years will be outfitted with more seats than our existing MD80s, which will contribute to lower unit costs.

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Crew Efficiencies from Our New Contract. Our new contract with our pilots also allows us to maintain our scheduling philosophy with flexible work rules and we expect it will help to stabilize staffing levels with lower attrition and better hiring metrics.

Recent Developments

For the combined months of July and August 2016, Allegiant flew 2.2 billion scheduled service available seat miles ("ASMs").  Our scheduled service ASMs increased by 14.8 percent over the same period in 2015 on a 17.8 percent increase in scheduled service departures and a 2.0 percent decrease in scheduled service average stage length. Scheduled service ASMs are on track to grow between 17 percent and 19 percent for the third quarter 2016 versus the third quarter 2015. As a result of our scheduled service ASM growth and additional off-peak flying, our scheduled service load factor was down slightly, at 88.3 percent during the first two months of the third quarter 2016 compared to 88.6 percent during the same period in 2015. In addition, July total revenue per available seat mile (“TRASM”) declined 7.3 percent versus the same period last year while August TRASM declined 8.1 percent versus August 2015.  Third quarter TRASM is expected to decline between 8.5 percent and 7.5 percent versus the third quarter 2015.  Allegiant also paid, on average, $1.61 per gallon of fuel in July 2016 and $1.49 per gallon in August 2016.

In July 2016, we executed a purchase agreement for 12 new Airbus A320 aircraft for which delivery is expected in 2017 and 2018. Configured with 186 seats, we expect these new aircraft will have a lower fuel cost than used A320s as they are approximately five to seven percent more fuel efficient, will have similar monthly depreciation to the used A320s given their longer useful life and will have limited maintenance costs in their first years. This purchase will expedite the retirement of our MD-80 fleet, and we do not anticipate any change to our business model as a result of this aircraft order. We expect to have an all Airbus fleet by the end of 2019.

In July 2016, we drew down $50.4 million against our existing senior secured revolving credit facility entered into in December 2015. Notes under this facility bear interest at a floating rate based on LIBOR plus 1.85% and are due in December 2017. Also in July 2016, we borrowed $42.0 million secured by three Airbus A320 series aircraft. The notes bear interest at a floating rate based on LIBOR plus 1.70% and are payable in quarterly installments through July 2021.  We refer to these financing transactions as the “Third Quarter Finance Transactions.” See “Capitalization” for further detail of the effect of the Third Quarter Finance Transactions.

In August 2016, we reached an agreement in principle with the Transport Workers Union ("TWU") on behalf of our flight attendants for a tentative agreement, subject to ratification.

Excerpts from "Summary Financial and Operating Data"

	Year ended December 31,			Twelve months ended June 30,	Six months ended June 30,
	2013	2014	2015	2016	2015	2016
OTHER FINANCIAL DATA
EBITDAR (2)	234,115	257,302	472,305	496,924	251,598	276,217
EBITDA (2)	224,888	241,357	469,979	495,544	250,200	275,765
Total Lease Adjusted Debt (3)	296,664	700,409	657,960	640,381	669,693	640,381
As Adjusted Cash, Cash Equivalents and Investments (excl restricted cash) (4)						714,307
As Adjusted Total Debt (4)						911,039
As Adjusted Lease Adjusted Debt (3) (4)						920,699
Ratio of As Adjusted Total Debt / EBITDA (2) (4)						1.8
Ratio of As Adjusted Net Debt / EBITDA (2) (4) (5)						0.4

(2)
"EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization. "EBITDAR" represents EBITDA plus aircraft lease rentals. EBITDA and EBITDAR are not calculations based on generally accepted accounting principles and should not be considered as alternatives to net income (loss) or operating income (loss) as indicators of our financial performance or to cash flow as measures of liquidity. In addition, our calculation may not be comparable to other similarly titled measures of other companies. EBITDA and EBITDAR are included as supplemental disclosures because we believe they are useful indicators of our operating performance. We use EBITDA and EBITDAR to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting of future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures.

EBITDA and EBITDAR have important limitations as analytical tools. These limitations include the following:

•	EBITDA and EBITDAR do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;

•	EBITDAR does not reflect amounts paid to lease aircraft;

•	EBITDA and EBITDAR do not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA and EBITDAR do not reflect the cash required to fund such replacements; and

•	other companies in our industry may calculate EBITDA and EBITDAR differently than we do, limiting their usefulness as comparative measures.

The following represents the reconciliation of net income to EBITDA and EBITDAR for the periods indicated below.

	Year ended December 31,			Twelve months ended June 30,	Six months ended June 30,
	2013	2014	2015	2016	2015	2016
STATEMENT OF INCOME (in thousands)				(unaudited)	(unaudited)
NET INCOME	91,779	86,303	220,330	233,996	119,161	132,827
Net loss attributable to noncontrolling interest	(494)	(386)	(44)	—	(44)	—
NET INCOME ATTRIBUTABLE TO COMPANY	92,273	86,689	220,374	233,996	119,205	132,827

Interest income	(1,043)	(774)	(1,391)	(2,647)	(647)	(1,903)
Interest expense	9,493	21,205	26,510	27,296	13,843	14,629
Interest	8,450	20,431	25,119	24,649	13,196	12,726
Tax provision	54,901	50,828	126,389	137,972	68,548	80,131
Depreciation and amortization	69,264	83,409	98,097	98,927	49,251	50,081

EBITDA	224,888	241,357	469,979	495,544	250,200	275,765

Aircraft lease rentals	9,227	15,945	2,326	1,380	1,398	452
Sub Service	4,199	14,794	2,082	1,136	1,398	452
Net lease rentals	5,028	1,151	244	244	—	—
EBITDAR	234,115	257,302	472,305	496,924	251,598	276,217

(3)
Lease adjusted debt equals the amount of total debt as of the end of the period plus seven times the amount of annual aircraft lease rental expense during the period. We use lease adjusted debt to illustrate the amount of debt we would have had if aircraft lease rental expense were considered to be debt based on a multiple of seven times the amount of aircraft lease rental expense in the applicable period. The following is a reconciliation of lease adjusted debt to the most directly comparable GAAP measure, which we believe is total debt. The as adjusted lease adjusted debt gives effect to the Third Quarter Finance Transactions and the issuance and sale of the notes offered hereby as if all of such debt had been incurred on June 30, 2016.

	As of December 31,			As of June 30,
	2013	2014	2015	2016
(in thousands)				(unaudited)
Total debt, including current maturities and net of related costs	232,075	588,794	641,678	630,721
Aircraft lease rental expense (TTM) x7	64,589	111,615	16,282	9,660
Lease adjusted debt	296,664	700,409	657,960	640,381
Increase in principal amount of debt from Third Quarter Finance Transactions, notes offered hereby and the use of proceeds therefrom				280,318
As adjusted lease adjusted debt				920,699

(4)
Unless otherwise stated, all adjusted data gives effect to the Third Quarter Finance Transactions and the issuance and sale of the notes offered hereby and the use of net proceeds therefrom as if they had occurred on June 30, 2016. The as adjusted financial data included in this prospectus supplement is for illustrative purposes only and does not purport to represent or be indicative of what our financial results or financial condition would have been had the Third Quarter Finance Transactions and the notes been issued on the dates indicated.

We use "as adjusted cash, cash equivalents and investments," "as adjusted total debt," and "as adjusted lease adjusted debt" to illustrate how each of these measures would have been calculated based on our actual performance during the twelve months ended June 30, 2016 and giving pro forma effect to the Third Quarter Finance Transactions and the issuance and sale of the notes offered hereby and the use of net proceeds therefrom as indicated above. A reconciliation of net income to "EBITDA" and " EBITDAR" for the twelve months ended June 30, 2016 is included in footnote 1 above. The reconciliation of "as adjusted cash, cash equivalents and investments" and "as adjusted debt" is reflected in the capitalization table. See "Capitalization." The reconciliation of "as adjusted lease adjusted debt" is included in footnote 2 above.

(5)	Net debt is equal to our total debt, including current maturities, less cash, cash equivalents and investments (excluding restricted cash) as of June 30, 2016.

Excerpts from "Risk Factors"

Increased labor costs could result from industry conditions and could be impacted by labor-related disruptions.

Labor costs constitute a significant percentage of our total operating costs and are our largest non-fuel cost. Industry demand for pilots and the supply of available pilots will impact our labor costs as we seek to retain our employees and compete against other airlines for qualified personnel.

Further, we have two employee groups (pilots and flight attendants) which have elected union representation. These groups represent approximately half of our employees. We recently reached a collective bargaining agreement with the International Brotherhood of Teamsters which was ratified by our pilots in July 2016. The agreement provides for enhancements to pay scales, benefits, and limited work rules. Estimated expenses over the five-year agreement term are expected to have a significant impact on our results of operations.

We have also reached a tentative agreement with the Transport Workers Union for the flight attendant group. That agreement remains subject to ratification by the flight attendant work group, which is expected to be put to a vote before the end of third quarter 2016. The agreement if ratified would also increase our costs over the term of the agreement.

Any inability to obtain financing for aircraft under contract could harm our growth plan.

We typically finance our aircraft through debt financing. Although we believe debt financing will be available for the aircraft we will acquire, we cannot assure you we will be able to secure such financing on terms attractive to us or at all. To the extent we cannot secure such financing on acceptable terms or at all, we may be required to modify our aircraft acquisition and retirement plans, incur higher than anticipated financing costs or use more of our cash balances for aircraft acquisitions than we currently expect.

Our plan to retire our older fleet types will limit our growth until replacement and additional aircraft are added to our operating fleet.

Our current fleet plan calls for the retirement of all of our MD-80 aircraft and B757-200 aircraft by the end of 2019. The full retirement of our MD-80 fleet on this schedule will depend on our ability to close on the acquisition of Airbus aircraft now under contract and to source and acquire additional used Airbus aircraft which we have yet to identify or for which we have yet to negotiate contracts. The retirement of these aircraft will limit our network growth until such time as we have replaced these aircraft and added additional aircraft for service growth. If we are unable to close on Airbus aircraft now under contract or acquire additional Airbus aircraft not yet under contract by the end of 2019, our fleet replacement may be delayed and we may be limited in our ability to significantly grow revenues and profitability in the interim.

Changes in government laws and regulations imposing additional requirements and restrictions on our operations could increase our operating costs.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required us to make significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, fleet integration of newer aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, weight and payload limits, assumed average passenger weight, and increased inspection and maintenance procedures to be conducted on aging aircraft. The future cost of complying with these and other laws, rules and regulations, including new federal legislative and DOT regulatory requirements in the consumer-protection area, cannot be predicted and could significantly increase our costs of doing business.

In recent years, the DOT has adopted revisions and expansions to a variety of its consumer protection regulations, including certain rules coming into effect in 2016. Additional new regulations may be proposed in 2016 or thereafter. We are not able to predict the impact of any new consumer protection rules on our business, though we are monitoring the progress of potential rulings. We could be subject to fines or other enforcement actions if the DOT believes we are not in compliance with these or other rules or regulations or with the federal consumer protection laws administered by the DOT. Even if our practices were found to be in compliance with such laws and the DOT rules, we could incur substantial costs defending our practices.

In November 2013, the FAA proposed revisions to the method by which air carriers calculate and control aircraft weight-and-balance. The proposal is based on a continuing increase in the average weight of persons in the United States. If the revisions are adopted as proposed by the FAA, the ability of carriers to rely on average weights for this purpose will be complicated significantly, additional costs may result, and we may be required to carry less than full loads on certain flights.

In 2016 or thereafter, Congress may consider legislation that could increase the amount of Federal Excise Tax and/or one or more of the other government fees imposed on air travel. By increasing the overall price charged to passengers, any additional taxes or fees could lessen the demand for air travel or force carriers to lower fares to maintain demand. Congress also may consider privatization of the U.S. Air Traffic Control system with user fee based funding; the potential effect on our operating costs is unknown. Additionally, federal funding to airports and/or airport bond financing could be affected through future deficit reduction legislation, which could result in higher fees, rates, and charges at many of the airports we serve.

In the past, legislation to address climate change issues has been introduced in the U.S. Congress, including a proposal to require transportation fuel producers and importers to acquire market-based allowances to offset the emissions resulting from combustion of their fuels. We cannot predict whether this or any similar legislation will be introduced or pass the Congress or, if enacted into law, how it would apply to the airline industry. In addition, the EPA has concluded that current and projected concentrations of greenhouse gases emitted by various aircraft, including all of the aircraft we operate, threaten public health and welfare. This finding is a precursor to EPA regulation of commercial aircraft emissions in the United States, as has taken effect for operations within the European Union under EU legislation. Binding international restrictions adopted under the auspices of the International Civil Aviation Organization (a specialized agency of the United Nations) may become effective within several years. These developments and any additional legislation or regulations addressing climate change are likely to increase our costs of doing business in the future and the increases could be material.

With respect to aging aircraft, aircraft weight-and-balance, consumer protection, climate change, taxation, and other matters affecting the airline industry, whether the source of new requirements is legislative or regulatory, increased costs will adversely affect our profitability if we are unable to pass the costs on to our customers or adjust our operations to offset the new costs.

Our indebtedness and debt service obligations could adversely affect our business, financial condition and results of operations as well as limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including the notes, and operating our business.

Upon issuance of the notes, we will have a significant amount of indebtedness and other commitments with significant debt service and fixed charge obligations. As of June 30, 2016, after giving effect to the Third Quarter Finance Transactions, the sale and issuance of the notes under this offering and the use of proceeds therefrom, we would have had $911.0 million in indebtedness, net of related costs (other than costs related to the Third Quarter Finance Transactions and the notes offered hereby). For example, it could:

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under our 5.5 percent senior notes due 2019, the notes and other liabilities, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;

•
make it more difficult to satisfy our other future obligations, including our obligations to pay the purchase price and pre-delivery deposits in respect of current and future aircraft purchase contracts;

•
require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available to fund internal growth through working capital, capital expenditures, acquisitions and for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, the competitive environment, legislation and our industry;

•	make us more vulnerable to adverse changes in our business, economic, industry, market or competitive conditions and adverse changes in government regulation;

•	expose us to interest rate and pricing increases on indebtedness and financing arrangements;

•	restrict us from pursuing strategic acquisitions or exploiting certain business opportunities;

•	restrict us from capitalizing on business opportunities;

•	subject us to a greater risk of non‑compliance with financial and other restrictive covenants in the Indenture and other financing arrangements;

•
limit, among other things, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes or raise equity capital in the future and increasing the costs of such additional financings; and

•	place us at a competitive disadvantage compared to our competitors who are not as highly leveraged or who have less debt in relation to cash flow.

In addition, our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control and could materially adversely affect our business, results of operations, cash flows and financial condition. If we cannot service our debt and meet our other obligations and commitments, we may be required to refinance all or part of our existing debt, dispose of assets, borrow more money or sell securities to obtain funds for such purpose, none of which we can guarantee we will be able to effect on a timely basis or do on terms we deem reasonable or satisfactory, if at all, or would be permitted by the terms of our debt instruments.

Certain restrictive covenants significantly limit our operating and financial flexibility. Failure to comply with such contractual obligations could result in a variety of material adverse consequences.

Some of the financing and other agreements to which we and our subsidiaries are or will be parties, including the Indenture, contain, or will contain, restrictive and performance covenants. Our failure to comply with these covenants, including as a result of events beyond our control, could result in an event of default that could materially and adversely limit or affect our financial condition, results of operations and, among other things, the manner in which we may structure or operate our business.

The Indenture as well as the indenture governing our 5.5 percent senior notes due 2019 contain negative covenants restricting, among other things, our ability to:

•	incur or guarantee additional indebtedness and issue disqualified stock or preference shares;

•	create or incur liens;

•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock, or prepaying subordinated debt);

•	make certain investments;

•	merge or consolidate with other companies;

•	engage in acquisitions, mergers or restructurings or a change of control.

Future financing and other agreements may also include covenants which limit our operating and financial flexibility, which could materially and adversely affect our ability to operate our business and our profitability.

These covenants are subject to significant exceptions and qualifications. See “Description of Notes” herein. The restrictions contained in the Indenture could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under the Indenture.

In addition, at maturity or in the event of an acceleration of payment obligations, we may be unable to pay our outstanding indebtedness with cash and cash equivalents then on hand. In such event, we would be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as under current agreements or at all, or face bankruptcy, insolvency or administration. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy.

Excerpt from "Capitalization"

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and short- and long-term investments and capitalization as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Third Quarter Finance Transactions and the issuance and sale of the notes offered hereby and the application of proceeds therefrom.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and “Summary Financial and Operating Data” appearing elsewhere in this prospectus supplement, as well as our audited consolidated financial statements and unaudited consolidated financial statements each with the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement.

(in thousands)	As of June 30, 2016
(unaudited)	Actual	As Adjusted
Cash, cash equivalents and investments (1)	$433,989	$714,307	(2)

Capitalization:
Total debt secured by aircraft, net of related costs (3)	316,054	254,372
Total debt secured by real estate, net of related costs (4)	16,460	16,460
5.5 percent senior notes due 2019, net of related costs	298,207	298,207
Third Quarter Finance Transactions (5)	—	42,000	(2)
Notes offered hereby (6)	—	300,000	(2)
Total Debt (7)	630,721	911,039
Shareholders' equity	406,742	406,281
Total Capitalization	$1,037,463	$1,317,320

(1)	Represents cash, cash equivalents and short- and long-term investments, excluding restricted cash.

(2)
As adjusted does not give effect to the approximately $1.9 million estimated cost of issuance for the notes offered hereby or approximately $0.3 million cost of issuance for the Third Quarter Finance Transactions.

(3)
Represents total debt under 10 different facilities secured by aircraft with (i) a fixed interest rate of 3.99%, payable in monthly installments or (ii) floating interest rates based on LIBOR plus between 1.70% and 3.08%, payable in either monthly or quarterly installments with maturities from April 2018 to January 2021. See “Description of Existing Indebtedness—Secured Debt”. We plan to repay approximately $61.7 million of this debt with the proceeds from the sale of the notes. See "Use of Proceeds".

(4)
Represents total debt under two facilities secured by our headquarters property bearing interest at 2.86%, payable in monthly installments with maturities in October 2018 and March 2020. See “Description of Existing Indebtedness—Secured Debt.”

(5)
In July 2016, we drew down for working capital purposes $50.4 million against our existing $56.0 million senior secured revolving credit facility bearing interest at a floating rate of LIBOR plus 1.85% payable in December 2017. We plan to repay the entire outstanding amount with proceeds from the sale of the notes. See "Use of Proceeds" and “Description of Existing Indebtedness - Senior Secured Revolving Credit Facility”.

Also in July 2016, we borrowed $42.0 million under one facility secured by three Airbus A320 series aircraft bearing interest at a floating rate based on LIBOR plus 1.70%, payable in quarterly installments through July 2021.

(6)	Represents the aggregate principal amount of the notes offered hereby, excluding any commissions or offering discounts. Please see “Use of Proceeds.”

(7)
Represents the carrying value of total long-term debt, including current maturities and net of related costs other than $2.2 million of estimated costs related to the notes offered hereby and the Third Quarter Finance Transactions. The aggregate amount of costs related to actual Total Debt as of June 30, 2016 is $4.2 million, excluding costs related to the Third Quarter Finance Transactions and the notes offered hereby.

Excerpt from “Ratio of Earnings to Fixed Charges”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the six months ended June 30, 2016 and for each of the five years in the period ended December 31, 2015.

	Six months ended June 30,	For the year ended December 31,
	2016	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	14.46	8.89	12.01	11.77	6.72	13.02

The ratio of earnings to fixed charges is computed by dividing (1) income before income taxes, plus fixed charges, less interest capitalized, earnings from joint venture and pretax earnings attributable to non-controlling interest and plus amortization of capitalized interest, by (2) fixed charges. Fixed charges include interest expense, including interest capitalized, and the interest factor of operating lease expense. The interest factor of operating lease expense is based on an estimate which we consider to be a reasonable approximation.

Excerpt from “Description of Existing Indebtedness”

DESCRIPTION OF EXISTING INDEBTEDNESS

The incurrence of the debt represented by the notes offered hereby will not result in a default under our existing indebtedness. Descriptions of our existing indebtedness are as follows:

Secured Debt

As of June 30, 2016, we have $335.0 million of total principal amount of debt under 12 different facilities secured by aircraft and our headquarters property. Secured debt with a principal balance of $39.3 million as of June 30, 2016 bears fixed interest rates between 2.86% and 3.99% and is payable in monthly installments with maturities from October 2018 to March 2020. Secured debt with a principal balance of $295.7 million as of June 30, 2016 bears interest at a floating rate based on LIBOR plus between 1.70% and 3.08% and is payable in installments through maturity between April 2018 and January 2021 at which time a balloon payment would be due under each loan agreement. None of our secured debt mentioned above requires compliance with any financial covenants or contain restrictions on our or our subsidiaries’ ability to incur debt, liens or make investments. However, certain of our secured credit agreements with a principal balance totaling $145.5 million as of June 30, 2016 include cross-default clauses which could cause the acceleration of such debt upon a default under the notes, or certain other secured debt of ours. None of the existing indebtedness incurred by our subsidiaries limits their ability to pay dividends to us. We intend to apply $61.7 million of the net proceeds from the offering of the notes to repay certain of our outstanding secured debt. See “Use of Proceeds.”

Senior Secured Revolving Credit Facility

In December 2015 we entered into a senior secured revolving credit facility under which we can borrow up to $56.0 million. The amount that may be drawn under the facility and the outstanding debt balance are based on the value of Airbus A320 series aircraft which we may choose to place in the collateral pool. The facility has a term of 24 months and may be extended for two further one-year periods at the lender’s option. Any notes under the facility bear interest at a floating rate based on LIBOR plus 1.85 percent. An individual aircraft may remain in the collateral pool for up to one year. As of August 1, 2016, we had borrowed $50.4 million against this credit facility. We intend to apply $50.4 million of the net proceeds from the offering of the notes to repay the entire outstanding amount under our senior secured revolving facility.

5.50 Percent Senior Notes

In June 2014, we completed an offering of $300.0 million aggregate principal amount of senior unsecured obligations (the "5.5 percent Senior Notes due 2019") which will mature in July 2019. The 5.5 percent Senior Notes due 2019 constitute general unsecured senior obligations and rank equally in right of payment with all or our existing and future senior unsecured indebtedness and liabilities (including trade payables). The 5.5 percent Senior Notes due 2019 are effectively junior to our existing and future secured indebtedness. The 5.5 percent Senior Notes due 2019 are guaranteed by all of our wholly-owned domestic subsidiaries and rank equally in right of payment with all existing and future unsecured indebtedness and liabilities

(including trade payables) of our guarantor subsidiaries, but effectively junior to the guarantors’ existing and future secured indebtedness.

The 5.5 percent Senior Notes due 2019 bear interest at a rate of 5.5 percent per year, payable in cash semi-annually, on January 15 and July 15 of each year, and will mature on July 15, 2019.

At any time, we may redeem the 5.5 percent Senior Notes due 2019, in whole or in part, at a price equal to 100 percent of the principal amount of the 5.5 percent Senior Notes due 2019, plus accrued and unpaid interest, plus a “make-whole premium.” The occurrence of specific kinds of changes in control will be a triggering event requiring us to offer to purchase, from holders, all or a portion of the 5.5 percent Senior Notes due 2019 at a price equal to 101 percent of the principal amount, together with accrued and unpaid interest to the date of purchase.

Excerpt from Roadshow Presentation

MD80 Replacements and Future Aircraft Sourcing

▪	Accelerating the MD-80 retirement to 2019

◦	Getting more difficult to support

◦	Summer reliability challenges

▪	Replacement period to take place between 2017 and 2019

◦	Expect scheduled ASMs +5 to 10% per year during replacement period

◦	Expect scheduled ASMs +10 to 15% per year after replacement period

▪	No current plan to acquire additional new aircraft

◦	Confident in ability to source future aircraft in used market

◦	Now have 77 Airbus aircraft in service or committed for future delivery

▪	Only 12 are new aircraft

◦	Unique transaction/opportunity for end of line CEO aircraft